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Sales and Marketing

3111 Union Road, Orchard Park, NY 14127

IMMEDIATE RELEASE

Lake Shore Savings Bank Welcomes Robert Cortellucci
as Chief Technology Officer

Orchard Park, NY, November 29, 2022 – Lake Shore Bancorp, Inc. (NASDAQ:LSBK), the holding company for Lake Shore Savings Bank, is pleased to announce that Robert Cortellucci has been named the Bank’s new Chief Technology Officer. Mr. Cortellucci brings more than 20 years of experience in Information Technology Management to the company, having worked in several different industries including banking, healthcare, and logistics. He earned his bachelor’s degree from the State University of New York at Buffalo and is Yellow Belt Certified in Six Sigma. Mr. Cortellucci most recently served as the Manager of Information Technology at FedEx Trade Networks, where he led multiple teams responsible for developing a customs brokerage solution for the company.

“Information technology is and will continue to be a critical part of our business,” said Daniel Reininga, Chief Executive Officer. “As we continue to adapt to increasingly complex systems in the banking industry, we are excited to add Robert’s deep technical background as well as his high-level leadership experience to the team at Lake Shore Savings.”

Picture of Robert Cortellucci

About Lake Shore Savings Bank
Lake Shore Bancorp, Inc. (NASDAQ:LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County and six locations in Erie County. The bank offers a broad range of retail and commercial lending and deposit services. The company’s common stock is traded on the NASDAQ Global Market as “LSBK”.  Additional information about the company is available at www.lakeshoresavings.com.

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Sales and Marketing

3111 Union Road, Orchard Park, NY 14127

For more information, contact:
Mike Hickok, Marketing Director
Phone: (716) 366-4070, extension 0804